Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Data

On February 18, 2014, GSI Group Inc. (the “Company” or “GSI”) and GSI Group Corporation, a wholly-owned subsidiary of the Company (the “Purchaser”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with JADAK, LLC, JADAK Technologies, Inc. and Advanced Data Capture Corporation (collectively, “JADAK”) to purchase 100% of the outstanding equity interests of JADAK (the “Acquisition”) for $93.5 million in cash, subject to certain working capital adjustments. The Acquisition closed on Friday, March 14, 2014.

The unaudited consolidated pro forma information contained herein includes the financial position and results of operations of JADAK as 100% of the assets and liabilities were acquired by GSI as part of the Acquisition. The unaudited pro forma condensed consolidated financial data is presented to give effect to GSI’s acquisition of JADAK. The unaudited condensed consolidated pro forma balance sheet as of December 31, 2013 is based on the individual balance sheets of GSI and JADAK as of December 31, 2013 and is prepared as if the Acquisition had occurred on December 31, 2013. The unaudited condensed consolidated pro forma statement of operations for the fiscal year ended December 31, 2013 is based on GSI’s results of operations for the fiscal year ended December 31, 2013 and JADAK’s results of operations for the year ended December 31, 2013 and is prepared as if the Acquisition had occurred on January 1, 2013.

The pro forma condensed consolidated statement of operations reflects only pro forma adjustments expected to have a continuing impact on the consolidated results beyond 12 months and has not been adjusted to reflect any operating efficiencies that may be realized by GSI as a result of the Acquisition. GSI expects to incur certain charges and expenses related to integrating the operations of GSI and JADAK. GSI is assessing the combined operating structure, business processes, and other assets of these businesses and is developing a combined strategic operating plan. The objective of this plan will be to enhance productivity and efficiency of the combined operations. The unaudited pro forma condensed consolidated statement of operations does not reflect such charges and expenses.

The unaudited pro forma condensed consolidated financial data are for illustrative purposes only, are hypothetical in nature and do not purport to represent what our results of operations, balance sheet or other financial information would have been if the Acquisition had occurred as of the dates indicated. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable, including an allocation of the purchase price based on an estimate of fair value and excluding certain non-recurring charges as disclosed. These estimates are preliminary and are based on information currently available and could change significantly. The unaudited pro forma condensed consolidated financial data and the accompanying notes should be read in conjunction with the historical consolidated financial statements, including the related notes, of GSI included in our annual report on Form 10-K for the year ended December 31, 2013 and of JADAK included in Exhibit 99.1 to this current report on Form 8-K/A.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEETS

AS OF DECEMBER 31, 2013

(in thousands of U.S. dollars)

	Historical		Pro forma adjustments (Unaudited)		Pro forma consolidated (Unaudited)
	GSI Group, Inc.	JADAK
ASSETS
Current Assets:
Cash and cash equivalents	$60,980	$4,683	$(93,500	)(a)	$38,480
			70,000	(b)
			(3,683	)(c)
Accounts receivable	53,913	8,120	—		62,033
Inventories	66,744	7,911	230	(d)	74,885
Deferred tax assets	7,016	—	422	(e)	7,438
Income taxes receivable	5,769	—	—		5,769
Prepaid expenses and other current assets	5,380	157	—		5,537

Total current assets	199,802	20,871	(26,531)		194,142
Property, plant and equipment, net	32,490	670	—		33,160
Deferred tax assets	564	870	(870	)(e)	564
Other assets	9,502	257	851	(f)	10,610
Intangible assets, net	65,293	—	40,512	(g)	105,805
Goodwill	71,156	—	44,290	(h)	115,446

Total assets	$378,807	$22,668	$58,252		$459,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$7,500	$—	$—		$7,500
Accounts payable	26,745	3,462	—		30,207
Income taxes payable	1,018	—	—		1,018
Deferred tax liabilities	177	—	—		177
Accrued expenses and other current liabilities	24,576	1,243	989	(i)	26,794
			(39	)(j)
			25	(k)
Liabilities of discontinued operations	54	—	—		54

Total current liabilities	60,070	4,705	975		65,750
Long-term debt	64,000	—	70,000	(b)	134,000
Deferred tax liabilities	1,474	—	4,389	(l)	5,863
Income taxes payable	5,596	—	851	(m)	6,447
Other liabilities	5,264	—	—		5,264

Total liabilities	136,404	4,705	76,215		217,324
Total stockholders’ equity	242,403	17,963	(17,963	)(n)	242,403

Total liabilities and stockholders’ equity	$378,807	$22,668	$58,252		459,727

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

AS OF DECEMBER 31, 2013

(in thousands of U.S. dollars or shares, except per share amounts)

	Historical		Pro forma adjustments (Unaudited)		Pro forma consolidated (Unaudited)
	GSI Group, Inc.	JADAK
Sales	$341,612	$53,551	$—		$395,163
Cost of goods sold	202,163	29,264	1,551	(o)	232,978

Gross profit	139,449	24,287	(1,551)		162,185
Operating expenses:
Research and development and engineering	26,352	5,013	—		31,365
Selling, general and administrative	81,449	10,792	(1,601	)(p)	90,640
Amortization of purchased intangible assets	7,270	—	4,949	(q)	12,219
Restructuring and acquisition related costs	6,687	—	1,113	(r)
			980	(s)
			(306	)(t)	8,474

Total operating expenses	121,758	15,805	5,135		142,698
Income from operations	17,691	8,482	(6,686)		19,487
Interest expense, net	(3,455)	(8)	8	(u)
			(1,715	)(v)	(5,170)
Foreign exchange transaction (losses) gains, net	(1,208)	11	—		(1,197)
Other income (expense), net	1,502	—	—		1,502

Income (loss) from continuing operations before income taxes	14,530	8,485	(8,393)		14,622
Income tax provision (benefit)	5,680	519	(3,231	)(w)
			2,748	(x)	5,716

Income (loss) from continuing operations	8,850	7,966	$(7,910)		8,906
Income (loss) from discontinued operations, net of tax	(927)	—	—		(927)
Gain (loss) on disposal of discontinued operations, net of tax	(592)	—	—		(592)

Consolidated net income	7,331	7,966	(7,910)		7,387
Less: Net loss (income) attributable to the noncontrolling interest	(22)	227	(227	)(y)	(22)
Net income (loss) from continuing operations	$7,309	$8,193	$(8,137)		$7,365

Earnings per common share from continuing operations
Basic	$0.26				$0.26
Diluted	$0.26				$0.26
Weighted average common shares outstanding – Basic	34,073				34,073
Weighted average common shares outstanding – Diluted	34,396				34,396

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Business Acquisition

On February 18, 2014, GSI Group Inc. (the “Company” or “GSI”) and GSI Group Corporation, a wholly-owned subsidiary of the Company (the “Purchaser”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with JADAK, LLC, JADAK Technologies, Inc. and Advanced Data Capture Corporation (collectively, “JADAK”) to purchase 100% of the outstanding equity interests of JADAK (the “Acquisition”) for $93.5 million in cash, subject to certain working capital adjustments. The Acquisition closed on Friday, March 14, 2014.

For purposes of this pro forma presentation, the Acquisition has been accounted for as a business combination. The allocation of the purchase price is preliminary and is based upon a valuation of the estimated fair value of assets and liabilities acquired as of December 31, 2013. The fair values of intangible assets were based on valuations using an income approach, with estimates and assumptions provided by management of JADAK and the Company. The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities was recorded as goodwill. The Company’s estimates and assumptions in determining the estimated fair values of certain assets and liabilities are subject to change within the measurement period (up to one year from the Acquisition date). The final amounts allocated to assets and liabilities acquired will be based on assets acquired and liabilities assumed as of the closing date of the Acquisition and could differ significantly from the amounts presented in these unaudited pro forma condensed consolidated financial statements. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed based on our preliminary purchase price allocation as if the Acquisition had occurred on December 31, 2013:

Estimated Purchase Price Allocation (in thousands)
Cash	$1,000
Accounts receivable	8,120
Inventory	8,141
Property and equipment	670
Intangible assets	40,512
Other assets	1,687
Goodwill	44,290

Total assets acquired	104,420

Accounts payable	3,462
Other liabilities	2,080
Deferred tax liabilities	4,389

Total liabilities assumed	9,931

Total purchase price	94,489
Less cash acquired	(1,000)

Total purchase price, net of cash acquired	$93,489

As of December 31, 2013, the working capital adjustments were estimated to be a cash payment of $1.0 million.

The amounts allocated to identifiable intangible assets have been attributed to the following categories based on our preliminary valuation (in thousands):

	Estimated Fair Value	Weighted Average Amortization Period
Customer relationships	$24,136	20 years
Developed technology	11,129	10 years
Trademarks and trade names	2,129	10 years
Backlog	1,631	1 year
Non-compete covenant	1,487	5 years

Total	$40,512

Estimated amortization expense for each of the five succeeding years and thereafter as of December 31, 2013, is as follows (in thousands):

2014	$6,500
2015	5,359
2016	5,609
2017	4,859
2018	4,195
thereafter	13,990

Total acquired intangible assets, net	$40,512

Net tangible assets consist of the fair values of tangible assets less the fair values of assumed liabilities and obligations. Except for inventory, warranty reserve, deferred rent and deferred taxes, net tangible assets were valued at their respective carrying amounts recorded by JADAK as the Company believes that their carrying value approximated their fair values at the Acquisition date.

2. Pro Forma Adjustments

The following describes the pro forma adjustments related to the Acquisition made in the accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 and the unaudited condensed consolidated statement of operations for the fiscal year ended December 31, 2013:

(a)	To record the cash paid for the Acquisition.

(b)	To record the additional $70.0 million borrowed under the GSI revolving credit facility to fund the Acquisition. The revolving credit facility matures in December 2017 and is therefore included as a long-term obligation in the pro forma condensed consolidated balance sheet.

(c)	To reduce the JADAK cash balance to $1.0 million, the cash balance that JADAK agreed to maintain as of the closing date in accordance with the terms of the Purchase Agreement. Cash in excess of $1.0 million would be distributed to the former owners of JADAK before the closing date of the Acquisition.

(d)	To record an estimated fair value adjustment to the carrying value of JADAK inventories in purchase accounting. The related amortization expense has not been included as an adjustment to cost of sales in the pro forma statements of operations because its impact is not expected to extend beyond the next twelve months.

(e)	To record the estimated deferred tax assets acquired in connection with the Acquisition.

(f)	To record an estimated indemnification asset in purchase accounting related to uncertain tax positions acquired in connection with the Acquisition.

(g)	To record the estimated fair value of acquired identifiable intangible assets.

(h)	To record the estimated residual value of goodwill acquired, estimated as the difference between the purchase price of $93.5 million and the estimated fair value of identifiable assets and liabilities. The goodwill recorded represents the anticipated incremental value of future cash flow potential attributable to: (i) JADAK’s ability to develop and market new products and technologies, (ii) JADAK’s ability to develop relationships with new customers, and (iii) expected sales synergies from cross-selling current and future product offerings of both JADAK and GSI to OEM customers.

(i)	To record the estimated amount due to the former owners of JADAK for the estimated working capital settlement, assuming the Acquisition occurred on December 31, 2013.

(j)	To eliminate JADAK deferred rent in purchase accounting.

(k)	To adjust the carrying values of JADAK warranty liabilities to fair value in purchase accounting.

(l)	To record the estimated deferred tax liabilities in connection with fair value adjustments in purchase accounting for the Acquisition.

(m)	To record the estimated uncertain tax positions acquired in connection with the Acquisition.

(n)	To eliminate JADAK historical stockholders’ equity account balances in purchase accounting.

(o)	To record estimated amortization expense associated with acquired developed technologies.

(p)	To eliminate management fees and other expenses charged by JADAK’s former owners as reported in the JADAK historical consolidated financial statements.

(q)	To recognize estimated amortization expense associated with acquired intangible assets, including trademarks and tradenames, customer relationships and backlog.

(r)	To recognize stock-based compensation expense related to the grant of restricted stock units (“RSUs”) in an aggregate of 180,000 shares to the four former owner-managers of JADAK. These RSUs will be eligible to vest after two years if certain financial targets have been achieved. These RSU awards are intended to be employment inducement awards pursuant to NASDAQ rules.

(s)	To recognize bonus expense related to cash performance-based awards offered to the four former owner- managers of JADAK. These awards will be paid after two years if certain financial targets have been achieved.

(t)	To eliminate acquisition-related transaction costs incurred as part of the Acquisition.

(u)	To eliminate interest expense, net, associated with JADAK debt obligations which were not assumed by GSI as part of the Acquisition.

(v)	To recognize estimated interest expense on the $70.0 million incremental borrowings from GSI’s revolving credit facility borrowed to fund a portion of the Acquisition. The pro forma adjustment was computed using an annualized rate of LIBOR plus 225 basis points, or 2.45%, which was the interest rate in effect for borrowings under GSI’s amended and restated credit agreement as of February 10, 2014.

(w)	To recognize the estimated tax effect of the pro forma adjustments using a blended statutory tax rate of approximately 38.5% for the fiscal year ended December 31, 2013.

(x)	JADAK’s income was primarily taxed as a partnership and accordingly, all income, losses and other tax attributes passed through to the partners’ income tax returns. The adjustment assumes JADAK was taxed as a corporation and the effective tax rate of JADAK was at a blended statutory tax rate of approximately 38.5%.

(y)	To eliminate the loss related to JADAK’s minority interest.